NUTRITION 21 ANNOUNCES MANAGEMENT CHANGES

PURCHASE, NY, November 4, 2005 -- Nutrition 21, Inc., (NASDAQ: NXXI) the leading developer and marketer of chromium-based nutritional supplements, today announced the resignation of Gail Montgomery as a director and officer of the Company. Ms. Montgomery had served as President, CEO and a director since September 2000.

The Company also announced that Paul Intlekofer has been elected Chief Operating Officer and Chief Financial Officer, and that the Board is considering Mr. Intlekofer and other candidates for election as CEO. Previously Mr. Intlekofer served as Senior Vice President-Corporate Development and Chief Financial Officer.

John Gutfreund, Chairman of the Board, said "We appreciate Gail's enthusiasm and leadership in developing a solid scientific foundation for the company during her tenure."

ABOUT NUTRITION 21
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Nutrition 21 is a nutritional biosciences company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The Company markets Chromax(R) chromium picolinate, which is the most-studied form of the essential mineral chromium. Nutrition 21 also developed Diachrome(R), which is available through diabetes educators or at www.diachrome.com. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. More information is available at http://www.nutrition21.com. http://www.chromax.com and http://www.diachrome.com

CONTACT: Paul Intlekofer, 914-701-4507